Exhibit 99.2

Thrive Acquisition Corporation Announces Closing of $172.5 Million Initial Public Offering

Newton, Massachusetts, October 25, 2021 (BUSINESS WIRE) – Thrive Acquisition Corporation (the “Company”) today announced the closing of its initial public offering of 17,250,000 units at a price of $10.00 per unit, including 2,250,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The units are listed on Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “THAC.U” on October 21, 2021. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “THAC” and “THAC.WS,” respectively.

Thrive Acquisition Corporation, led by CEO Charles Jobson, is a special purpose acquisition company formed with the purpose of entering into a business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, it intends to focus its search on businesses within the global health and wellness industry.

BTIG, LLC acted as the sole bookrunner for the offering. I-Bankers Securities, Inc. acted as co-manager for the offering. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained by contacting BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by email at ProspectusDelivery@btig.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 20, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Thrive Acquisition Corporation

Contact: Charles Jobson

info@thriveacquisitions.com